Exhibit 99.1

NEWS RELEASE

Contact:	Matthew Skelly Investor Relations (877) 280-2857

ATLAS ENERGY GROUP AND ATLAS RESOURCE PARTNERS RECEIVE NOTICES REGARDING NYSE CONTINUED LISTING STANDARDS

Fort Worth, TX – January 13, 2016 - Atlas Energy Group, LLC (NYSE: ATLS) (“ATLS” or “the Company”) and Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Partnership”) announced today that the New York Stock Exchange (“NYSE”), on January 7, 2016 and January 12, 2016, respectively, notified each of ATLS and ARP that it had fallen below the NYSE’s continued listing standards relating to minimum average closing price of a security less than $1.00 over a consecutive 30-trading-day-period.

As required by NYSE procedures, the Company and the Partnership will each submit an acknowledgement letter to the NYSE within 10 business days from the receipt of the NYSE notice of its intention to regain compliance with the listing standards within 6 months.

To regain compliance, the Company and Partnership must achieve a closing $1.00 unit price on both the last trading day of any calendar month within the six-month cure period and at least $1.00 average unit price over the 30 trading days preceding the end of that month.

During the 6-month cure period, each of the Company’s and the Partnership’s units will continue to be listed and traded on the NYSE, subject to compliance with other NYSE continued listing standards.

Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although each of ATLS and ARP believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, they cannot give any assurances that their expectations will be attained. Such forward-looking statements include, but are not limited to, statements about ATLS or ARP’s objectives, expectations and intentions and other statements that are not historical facts. Forward-looking statements speak only as of the date hereof, and neither ATLS nor ARP assumes any obligation to update such statements, except as may be required by applicable law.

Atlas Energy Group, LLC (NYSE: ATLS) is a limited liability company which owns the following interests: all of the general partner interest, incentive distribution rights and an approximate 23% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P.; the general partner interests, incentive distribution rights and limited partner interests in Atlas Growth Partners, L.P.; and a general partner interest in Lightfoot Capital Partners, an entity that invests directly in energy-related businesses and assets. For more information, please visit our website at www.atlasenergy.com (http://www.atlasenergy.com), or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 14,500 producing natural gas and oil wells, located primarily in Appalachia, the Barnett Shale (TX), the Mississippi Lime (OK), the Eagle Ford Shale (TX), the Raton Basin (NM), Black Warrior Basin (AL) and the Rangely Field (CO). ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com (http://www.atlasresourcepartners.com), or contact Investor Relations at InvestorRelations@atlasenergy.com.

SOURCE: Atlas Energy Group, LLC; Atlas Resource Partners, L.P.

Investor Relations, (877) 280-2857